Exhibit 12.1

SunTrust Banks, Inc. Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the Year Ended December 31
(Dollars in millions)	2014		2013		2012		2011		2010
Ratio 1 - including deposit interest
Earnings:
Income before income taxes [1]	$2,267		$1,666		$2,770		$766		$48
Fixed charges	633		626		849		1,189		1,562
Total	$2,900		$2,292		$3,619		$1,955		$1,610
Fixed charges:
Interest on deposits	$235		$291		$429		$624		$860
Interest on funds purchased and securities sold under agreements to repurchase	4		4		4		5		6
Interest on other short-term borrowings	14		13		18		12		13
Interest on trading liabilities	21		17		15		26		30
Interest on long-term debt	270		210		299		449		580
Portion of rents representative of the interest factor (1/3) of rental expense	89		91		84		73		73
Total fixed charges	633		626		849		1,189		1,562
Preferred stock dividend requirements	53		46		17		174		274
Fixed charges and preferred stock dividends	$686		$672		$866		$1,363		$1,836

Ratio of earnings to fixed charges	4.58	x	3.66	x	4.26	x	1.64	x	1.03	x
Ratio of earnings to fixed charges and preferred stock dividends	4.23	x	3.41	x	4.18	x	1.43	x	0.88	x

Ratio 2 - excluding deposit interest
Earnings:
Income before income taxes [1]	$2,267		$1,666		$2,770		$766		$48
Fixed charges	398		335		420		565		702
Total	$2,665		$2,001		$3,190		$1,331		$750
Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$4		$4		$4		$5		$6
Interest on other short-term borrowings	14		13		18		12		13
Interest on trading liabilities	21		17		15		26		30
Interest on long-term debt	270		210		299		449		580
Portion of rents representative of the interest factor (1/3) of rental expense	89		91		84		73		73
Total fixed charges	398		335		420		565		702
Preferred stock dividend requirements	53		46		17		174		274
Fixed charges and preferred stock dividends	$451		$381		$437		$739		$976

Ratio of earnings to fixed charges	6.70	x	5.97	x	7.60	x	2.36	x	1.07	x
Ratio of earnings to fixed charges and preferred stock dividends	5.91	x	5.25	x	7.30	x	1.80	x	0.77	x
1 Amortization expense related to qualified affordable housing investment costs is recognized in provision/(benefit) for income taxes as a result of adoption of a new accounting standard during 2014. Prior to 2014, these amounts were recognized in noninterest expense, and therefore, for comparative purposes $49 million, $39 million, $40 million, and $44 million of amortization expense was reclassified to provision/(benefit) for income taxes for the years ended December 31, 2013, 2012, 2011, and 2010, respectively.